EXHIBIT 10(2)(a)

                               BELMAR REALTY CORP.

                                 AMENDMENT NO. 1
                                       TO
                              MANAGEMENT AGREEMENT


     THIS AMENDMENT NO. 1, dated as of January 2, 2001, to the Management Agreement dated as of March 10, 2000 (the "Agreement"), is made between the parties to the Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

     Section 2 of the Agreement is hereby amended and restated to read as follows:

          2. Compensation of the Manager. For the services, payments and facilities to be furnished hereunder by the Manager, the Manager shall be entitled to receive from BRC in respect of each month a monthly management fee at the rate of 1/20th of 1% of the average daily gross investment assets of BRC. The gross investment assets on any day means the current value of all assets of BRC, including BRC's ratable share of the assets of its controlled subsidiaries, without reduction by any liabilities. (For this purpose, the assets of BRC's controlled subsidiaries are reduced by the proportionate interests therein of investors other than BRC.) Such compensation shall be paid monthly in arrears on the last business day of each month. The value of BRC's assets shall be computed daily in accordance with the by-laws of BRC and any resolutions of the directors of BRC. In case of initiation or termination of this Agreement during any month with respect to BRC, the fee for that month shall be based on the number of calendar days during which it is in effect. The Manager may elect to waive all or a portion of any monthly management fee; in the event of any such waiver, the amount so waived shall not be due from or payable by BRC under this Agreement for such month.

     Except as amended hereby, the terms and conditions in the Agreement shall remain unchanged and in full force in effect.

     IN WITNESS HEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the day and year first written above.


BELMAR REALTY CORPORATION


By:     /s/ Thomas E. Faust Jr.
        ---------------------------------------
        its Executive Vice President


BOSTON MANAGEMENT AND RESEARCH


By:     /s/ Maureen Gemma
        ---------------------------------------
        its Vice President